EXHIBIT 99.2

American Eagle Outfitters, Inc.
July 2005
Recorded Sales Commentary Transcript dated August 3, 2005

Welcome to the American Eagle Outfitters July 2005 Sales Commentary. This is Laura Weil, Chief Financial Officer. During this call, I will make certain forward-looking statements, based upon information, which represent the company's current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the month ended July 30, 2005, increased 25.4% to a record $175.0 million, compared to $139.6 million for the month ended July 31, 2004. July same store sales increased 17.1%, which compares to a 21.7% comp increase last July.

July was a solid month. Demand for summer merchandise remained strong. And, our customers responded very favorably to our new back-to-school assortment, which arrived in stores during the second week of the month. Strength was broad-based, with both men's and women's divisions producing double-digit comp increases.

Key items, including graphic tees, shorts, hoodies, women's intimates and fall knit tops produced favorable comps in July. In addition, both men's and women's denim comped positively, on top of strong double-digit increases last July.

Store traffic and transactions increased, demonstrating strong brand momentum. The number of transactions per store rose in the high single-digits. Our average unit retail price increased in the low double-digits, reflecting favorable product mix, as well as lower markdowns in our spring and summer clearance business.

Comps by week were as follows:

Week one increased in the mid-twenties, compared to a high-teen increase last year;

Week two increased in the high-teens, compared to an increase in the mid-twenties;

Comps in week three were in the positive low double-digits, compared to a comp increase in the low thirties; and

Week four rose in the mid-teens, compared to a mid-teen increase last year.

All geographic regions demonstrated continued momentum, yet early back-to-school markets were particularly strong, driving the Southeast and Southwest comps to increase in the low twenties.

The Mid-Atlantic region rose in the high-teens;

Comps in the West, the Northeast and Canada increased in the mid-teens; and

The Mid-West increased in the low double-digits.

Last week, we initiated our planned annual denim promotion in the early back-to-school markets to a very positive customer response. Today, it began in the rest of the chain, including the Northeast and Midwest regions. Our denim event, which started one-week earlier is similar to last year. And, is consistent with our strategy of promoting a key item during important selling seasons to drive market share. Our next merchandise update, "Fall One" will arrive in stores in September.

We expect to report second quarter earnings of $0.35 to $0.36 per share, representing approximately 60% earnings growth over $0.22 per share from continuing operations last year.

We will announce our second quarter earnings on Tuesday, August 16th. To listen to our conference call, please dial 877-601-0864, ten minutes before 9:00 a.m. Eastern Time, or go to our web-site, www.ae.com.

Thank you for your continued interest in American Eagle Outfitters.